Exhibit 99.2

Financial and Commercial Agreements Announcement	Friday, 8th January 2021

Jackie Marcus

Managing Director of Investor Relations, Alpha IR Group

Thank you, operator. Before we begin our prepared remarks, I would like to remind all of you that the following discussion contains forward-looking statements. These forward-looking statements include comments about the proposed investment and commercial transactions we announced today, debt repayment, future growth and other plans, expectations, and prospects, and are based on our view as of today, January 8th 2021. We disclaim any duty or obligation to update our forward-looking statements to reflect new information after today’s call. Our actual results in future periods may differ materially from those currently expected because of a number of risks and uncertainties, including those related to the consummation of the proposed transactions, changes in the investment or commercial terms, shareholder approval, regulatory review, and other business developments and conditions, including the COVID-19 pandemic and its economic impact.

These risks and uncertainties include those outlined in our 10-K, 10-Q, 8-K and other filings with the SEC, which you can find on our website or at www.SEC.gov. In addition, we intend to file other relevant documents with the SEC regarding the proposed transactions, including a definitive proxy statement that will be mailed to our shareholders. Before making any voting or investment decision, shareholders are urged to read the definitive proxy and other relevant materials carefully and in their entirety because they will contain important information about the transaction. I would now like to turn the call over to Comscore CEO and Executive Vice Chairman, Bill Livek. Bill?

Bill Livek

Chief Executive Officer and Executive Vice Chairman, Comscore, Inc.

Thank you, Jackie. Thank you everyone for joining us in this early morning. Yesterday, we announced a series of commercial, financial and strategic agreements that represent an important milestone in the history of Comscore. For more than a decade, Comscore has been the gold standard for measuring audiences and advertising across platforms with our census like measurement. With today’s groundbreaking announcement, we are now poised to shape the next generation of media measurement and deliver the necessary industry shift, the census-based audience and impression-based measurement. Together with our new strategic investors, Charter, Qurate and Cerberus, Comscore will be able to eliminate substantially all of our outstanding debt, both the Starboard Value and our outstanding term note. Greg will discuss the specific terms of the financial deal in greater detail in a few moments.

In conjunction with the strategic investments made by these three new investors, we have entered into a long-term data license agreement with Charter to accelerate our shift to audiences and impression-based measurement. Additionally, we signed a long-term contract extension with Comcast, which will allow us the opportunity to focus on the strategic opportunities that lie ahead.

I am also pleased to have Cerberus as a new partner and investor. Cerberus has great experience in new form technologies, advanced analytics, along with experience in building and managing data consortiums and enriching proprietary data sets. I am also pleased to have Qurate with their experience in digital, in video commerce. They will be a strong partner and of course, Charter with their strong internet and video footprints and their experience in advanced advertising.

Financial and Commercial Agreements Announcement	Friday, 8th January 2021

As I mentioned during our earnings call on November 9th 2020, we have seen a dramatic change to media consumption behaviors, including streaming, gaming, digital spending, mobile shopping, as an example, and as media content, particularly video, becomes increasingly cross-platform, media buying and selling is shifting away from traditional age and gender demographics and traditional gross rating points. That shift is to audiences, about the products that we buy and what we consume and impression-based measurement.

This trend is extremely positive for Comscore as we have been the impression-based currency in digital for many years and have been providing advanced audiences in TV for more than a decade. These rapid changes require consistency in measurement across the premium video footprint from linear to digital, to over the top. It is what our customers need from us in this new landscape. The traditional approach of using age and gender demographics simply does not meet advertisers’ needs today, and they need to understand the deduplicated reach for their advertising spend to inform their media decisions. Our impression-based currencies that leverage the unmatched advanced audience [inaudible] that we have is a solution that is readily available today as television currency in our local, national and addressable marketplaces.

Expanding our relationship with Charter to be their preferred local measurement partner will allow us to quickly solidify the future of our advanced audience currency for the media industry and to capitalize on becoming the impression-based currency for our industry. We expect this to result in accelerating revenue growth before the end of 2021. I am bullish on both impression-based currencies, our attribution solution, and then these new investments and commercial agreements are positive for the company’s financial profile going forward.

I am very excited about the opportunities that lie ahead. We made great progress in 2020 in many areas, despite the environment that we have all been in. With these strategic investments, we will strengthen our balance sheet and liquidity position while the commercial agreements will supercharge our advantage in delivering trusted cross-platform measurement to our customers. We are built to deliver now, not years from now.

Before I turn over the call to Greg, I would like to thank our employees, our new investors and our partners and welcome them into the Comscore family. I would also like to send a special thank you to David Kline, the President of Charter Spectrum advertising for it was his hard work and dedication in helping to make this transaction possible. Now I would like to turn the call over to Greg to discuss the financial implications of the transaction. Greg?

Greg Fink

Chief Financial Officer and Treasurer, Comscore, Inc.

Thank you, Bill. As Bill discussed, yesterday, we announced a financial agreement between Comscore, Charter, Qurate and Cerberus. Comscore expects to issue 82.5 million shares at $2.47 per share of convertible preferred stock for a total of $204 million. The proceeds of the preferred stock issuance will allow us to fully retire Starboard’s senior secured notes. In addition, we expect to repay the $13 million term note at the close of the transaction. This investment allows us to improve our overall liquidity position by reducing debt and enhances our financial flexibility.

Financial and Commercial Agreements Announcement	Friday, 8th January 2021

As a result of the preferred stock issuance and debt retirement, we expect to reduce our annual financing cash requirement by approximately $10 million as the dividend rate on the convertible preferred stock will be 7.5% versus the 12% interest rate we currently pay on the senior secured notes and the 9.75% interest rate on our term loan. Also, the retirement of the Starboard notes will remove the $40 million cash covenant that we are currently subject to.

In addition to the annual dividend, the investors can request a one-time dividend recapitalization transaction after January 1st 2022. Each of the new investors will receive voting rights, which will be capped at 16.66% on an as-converted basis. We expect the shareholder vote to be held in the first quarter of 2021 to approve the transaction. With these new strategic investors and extended data licenses, we believe that revenue growth will increase late in 2021 and further accelerate over the next few years. Additionally, we believe gross margins will expand over time and believe adjusted EBITDA will be substantially higher than current levels.

Operator, we would like to now turn to open the call for questions.

Q&A

Matt Thornton (Truist Securities): Hey, good morning, Bill. Good morning, Greg. Thanks for taking the question. [inaudible] congrats on getting the deal done here. Maybe a couple of quick ones. Starting with the Charter relationship, can you kind of maybe walk us through the nature of the data, I guess to start? Is it set top box, is it set top box plus other? Any color there, what the timeline would look like theoretically to get the data into productization and then just any costs we should consider when thinking about, again, the data getting to productization, and then I have got a follow up there as well. Thanks.

Bill Livek: Thank you, Matt. Our relationship with Charter spans a long time. They were one of the first data inputs we had in our TV service and our relationship over the years grew as their footprint grew. This preferred relationship that we have with Charter essentially expands our data rights and use cases in a number of areas. The data sets are fully integrated and have been functioning and the use cases are expanded in there.

Matt Thornton: I guess maybe just a follow up there. Again, you talked about that preferred partnership status. Any color you can offer there again, are you going from maybe 0% market share to 100% or 50% to 100%, I guess, any color there? You guys talked about delivering a new impression-based currency. Again, is there a timeline we should, we should think about as it relates to that, and then just finally, Comcast, you talked about an expanded relationship there. Is that deal just elongated or is there anything else that comes out of that commentary as well? Thanks again, Bill.

Bill Livek: Thank you. Comcast, we should view that as a contract that we signed in February of last year. We just now, in the first couple of days of this year, fully integrated the Comcast data sets. You should look at this as a contract extension for Comcast. We think that is very important going forward, of the security of those data sets and with the combination of these two wired footprints, we believe it is this shift is happening with ad agencies and advertisers to impressions that we will be the preferred currency simply because of the depth and granularity of the information that we have.

Financial and Commercial Agreements Announcement	Friday, 8th January 2021

Also, when you look at Charter, you should look at their sales organizations as being quite large in these local markets and with them utilizing our information every day to sell with, that also encourages that whole local ecosystem to be using our impression-based measurement along with our advanced audiences. As all of you know, many of our network customers are moving down the road with addressable advertising as ad agencies are too, because in this hyper fractionalized world, you can get a better delivery system with the wired operators like with Comcast and Charter. We have been well-poised to take advantage of the measurement aspect of this, and we think this will only accelerate it. Operator?

Alan Gould (Loop Capital): Thank you. Bill, following up, if the cable operators get into more into the mobile business, will you have any access to any of their mobile data?

Bill Livek: I am not going to comment on that aspect now. However, as we all know, the entire ecosystem is evolving. We felt it was important to align ourselves with the investor base that we now have. In addition to our existing investors, Charter brings something very special because of their footprint and their expertise in the space. Qurate brings something special because of their knowledge in digital and video e-commerce, which is an important aspect of our business and will be on a go-forward basis, and Cerberus because of their experience in working with large loyalty card data sets and credit card and debit card data sets, they understand the importance of where the world is going on outcome-based measurement. That market is still developing, but you have to have a vision and access to data sets and also the infrastructure that we have to be able to take advantage of this.

Alan Gould: Okay. You said you’re preferred partner, is there any exclusivity on this data?

Bill Livek: Yes, I do not think we should get into that aspect. Preferred is the term that we are utilizing.

Alan Gould: Okay. If I can ask a couple of Greg. Greg, can you explain a little bit what this one-time dividend recap is? If the investors asked for the one-time dividend, does their preferred stock then convert into common stock? You no longer pay a preferred dividend?

Greg Fink: Yes, Alan, a lot of that information, the detailed information is going to be filed or has been filed as part of the transaction documents and in the 8-K. I am not going to get specifically into the mechanics but based on certain parameters as outlined in the transaction documents regarding the timing, the amount, based on the leverage ratio that we pointed out in the press release, there can be a one-time dividend. That dividend then would be considered in combination with other dividends that have been issued to date, depending on the timing of such where all those are taken into consideration. You know, that would be a one-time event using, again, the leverage ratio that was outlined in the press release and then the documents. The simple answer is we need to work through the mechanics as outlined in the documents, depending on the timing of when that transaction is initiated.

Alan Gould: Will the liability, potential dividend liability, does that show up on the balance sheet at all?

Greg Fink: We have not been through all of the accounting there, Alan, but we do not know when that may or may not occur or if it will ever occur. Right? It depends on again, the certain parameters as outlined in the documents. At this point, my expectation is that it would not.

Alan Gould: Okay. Thank you.

Financial and Commercial Agreements Announcement	Friday, 8th January 2021

Laura Martin (Needham & Company): Hey there, congratulations at getting this done. The market likes it.

Bill Livek: Thank you, Laura.

Laura Martin: A couple of things on the fundamental side. This feels to me, Bill, like Back to the Future. This feels like the kind of stuff we were talking about at Rentrak when you did have all these really deep data sets for local, and you have become the currency for local and all of this press release is talking about local. Are we sort of jettisoning the idea of the Comscore merger, which was sort of an end-to-end solution to and going back to what we know we can do, which is this local focus, sort of huge competitive advantage of monopoly status that Comscore has? Is that what is happening here?

Bill Livek: Well, I am not sure if I would phrase it quite like you did, but yes, we are doubling down on our local focus. However, in the local market with the way, you know how I have always looked at the world. The United States is made up of 210 local markets that add up to a national number. As there is so much fractionalization that is caused by streaming and by digital, the local market business becomes far more important in the future, I believe. How digital plays into that, I think the foundation will be on local built up to national, not the other way around. I think this is a giant step forward on the execution of impressions that are the standard in digital being used on TV and being used on TV in the local markets and in the national markets.

Laura Martin: Okay. Do we have any conflicts of interests now that Charter is on your board? Does that create any issues with [inaudible] or Sling, the DirecTV guys or like any of the other competitors in the cable space or even in the telco space? Because Charter is in such a privileged position here in this company now?

Bill Livek: Well, I mean, we have a balanced board. Each of the new investors will have two directors, as we said in the press release. The existing board will shrink to three independent directors in addition to the CEO. So this board has been highly independent and will continue that independence.

Laura Martin: Okay. You do not expect any business loss because Charter is now on your board and could see data from some of its competitors?

Bill Livek: Well, they will not be seeing the data. They are in a position of being directors, two directors that will be on the board. The data sets are buried within the company, are secured in all of the privacy standards that exist today. One of the reasons that we have been able to grow our television business is because of the high degree of respect that we have for individual privacy and our customer privacy, and that will not change.

Laura Martin: Okay. That sounds fantastic. Thank you for answering my questions and kudos again on a great deal getting done.

Bill Livek: Thank you and thank you for getting up early.

Well, thank you all for joining so early. I know a number of you around the country in different time zones. This is a landmark deal for the company. I am excited because of the growth potential that we have here. A lot of individuals made this happen. I again, want to reiterate thanking them, and I look forward to visiting with you all, either on additional phone calls or Zoom calls or on our next earnings call. Have a great week and a great month of January. Take care.

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